Exhibit 21.1

Consolidated Subsidiaries of CME Group Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Board of Trade of the City of Chicago, Inc.	Delaware
CBOT Singapore Pte. Ltd.	Singapore
C-B-T Corporation	Delaware
Commodity Exchange, Inc.	New York
COMEX Clearing Association, Inc.	New York
CME Alternative Marketplace Inc.	Delaware
CME FX Marketplace Inc.	Delaware
CME Global Marketplace Inc.	Delaware
CME Group Strategic Investments LLC	Delaware
CMEG Brazil Investments 1 LLC	Delaware
CMEG Brazil Investments 2 LLC	Delaware
CMEG Brazil 1 Participações Ltda.	Brazil
CMEG Brazil Sistemas Locação de Bens Ltda.	Brazil
CMEG NYMEX Holdings Inc.	Delaware
CME Swaps Marketplace Ltd.	United Kingdom
Chicago Mercantile Exchange Inc.	Delaware
Credit Market Analysis Ltd.	United Kingdom
Credit Market Analysis USA Inc.	Delaware
Financial Data Exchange Ltd.	United Kingdom
GFX Corporation	Illinois
Giotto Empreendimentos e Participações Ltda.	Brazil
Green Exchange Holdings LLC	Delaware
Green Exchange LLC	Delaware
New York Mercantile Exchange, Inc.	Delaware
NYMEX Europe Exchange Holdings Limited	United Kingdom
NYMEX Europe Limited	United Kingdom
NYMEX London Limited	United Kingdom
NYMEX Technology Corp.	Delaware
Special Technology Investments Limited	United Kingdom
Swapstream Inc.	Delaware
Swapstream Limited	United Kingdom
Swapstream Operating Services Limited	United Kingdom
Swapstream France	France
Tradingear Acquisition, LLC	Delaware
QuoteVision Ltd.	United Kingdom